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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                   FORM N-54C

            NOTIFICATION OF WITHDRAWAL OF ELECTION TO BE SUBJECT TO SECTIONS 55 THROUGH 65 OF THE INVESTMENT COMPANY ACT OF 1940
     FILED PURSUANT TO SECTION 54(c) OF THE INVESTMENT COMPANY ACT OF 1940

      The undersigned business development company (the "Partnership") hereby notifies the Securities and Exchange Commission that it withdraws its election to be subject to sections 55 through 65 of the Investment Company Act of 1940 (the "Act"), pursuant to the provisions of section 54(c) of the Act, and in connection with such notice of withdrawal of election submits the following information:

Name:  Equitable Capital Partners, L.P.
     -------------------------------------------------------------------------------------------------------------

Address of Principal Business Office:  1345 Avenue of the Americas, New York, New York 10105
                                     -----------------------------------------------------------------------------
                                                 (No. & Street, City, State, Zip Code)

Telephone Number (including area code):  (212) 969-1000
                                       ---------------------------------------------------------------------------

File Number under the Securities Exchange Act of 1934: 1-16531
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BASIS FOR WITHDRAWAL:

The Partnership (1) has distributed substantially all of its assets to its security holders and has effected, or is in the process of effecting, a winding-up of its affairs, and (2) is not liquidating as part of a merger.

                                    SIGNATURE

      Pursuant to the requirements of the Act, the undersigned Partnership has caused this notification of withdrawal of election to be subject to sections 55 through 65 of the act to be duly signed on its behalf in the city of New York and the State of New York on the 22nd day of January, 1999.

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
[The Partnership has no seal because             EQUITABLE CAPITAL PARTNERS, L.P.
 it is a limited partnership]

                                                 By:  ALLIANCE CORPORATE FINANCE GROUP
                                                      INCORPORATED, its Managing General Partner



                                                 By /s/ ROBERT D. MCMANUS
                                                   -------------------------------------------------
                                                      Robert D. McManus
                                                      Vice President, General Counsel and Secretary

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Sworn to before me this
22nd day of January 1999.

Attest:          ANNE WESTPHAL
       -------------------------------------------------
         Name:   ANNE WESTPHAL
         Title:  Notary Public, State of New York
                 No. 01WE6006075
                 Qualified in New York County
                 Commission Expires May 4, 2000



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